Exhibit 99.1

FIBROGEN SUBMITS NEW DRUG APPLICATION TO THE U.S. FDA FOR ROXADUSTAT IN PATIENTS WITH ANEMIA OF CHRONIC KIDNEY DISEASE

New Drug Application supported by positive global Phase 3 efficacy and safety results

SAN FRANCISCO, CA – December 23, 2019 (GLOBAL NEWSWIRE) – FibroGen, Inc. (NASDAQ:FGEN), today announced the submission of a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for roxadustat for the treatment of anemia of chronic kidney disease (CKD), in both non-dialysis-dependent (NDD) and dialysis-dependent (DD) CKD patients.

Roxadustat is the first orally administered small molecule hypoxia-inducible factor prolyl hydroxylase (HIF-PH) inhibitor submitted for FDA regulatory approval for the treatment of anemia of CKD. Regulatory approval of roxadustat is supported by positive results from a global Phase 3 program encompassing 15 trials that enrolled more than 10,000 patients, worldwide.

“The submission of this NDA is a major step toward our goal of bringing this novel oral medicine to U.S. patients suffering from anemia in CKD,” said Jim Schoeneck, Interim Chief Executive Officer, FibroGen. “We, in collaboration with our partner AstraZeneca, look forward to working with the FDA during the NDA review, and to the potential of roxadustat as a new therapeutic option for treating CKD anemia, in patients on dialysis and not on dialysis.”

About Anemia Associated with CKD

Anemia can be a serious medical condition in which patients have insufficient red blood cells and low levels of hemoglobin, a protein in red blood cells that carries oxygen to cells throughout the body. Anemia in CKD is associated with increased risk of hospitalization, cardiovascular complications and death, also frequently causing significant fatigue, cognitive dysfunction and reduced quality of life. Severe anemia is common in patients with CKD, cancer, myelodysplastic syndromes (MDS), inflammatory diseases, and other serious illnesses.

Anemia is particularly prevalent in patients with CKD. The prevalence of CKD in the adult population is estimated at 10-12% globally and is generally a progressive disease characterized by gradual loss of kidney function that may eventually lead to kidney failure, or end stage renal disease, requiring dialysis or kidney transplant to survive. Blood transfusion is used for treating life-threatening severe anemia. However, blood transfusions reduce the patient’s opportunity for kidney transplant, increase risk of infections and the risk of complications such as heart failure and allergic reactions.

According to the United States Renal Data System (USRDS), over 14% of the U.S. adult population is affected by CKD, and a majority of dialysis-eligible CKD patients are currently on dialysis. It is estimated that approximately 509,000 patients are receiving dialysis in the U.S. as of 2016.

About Roxadustat

Roxadustat (FG-4592) is a first-in-class, orally administered small molecule HIF-PH inhibitor that promotes erythropoiesis through increasing endogenous production of erythropoietin, improving iron regulation, and overcoming the negative impact of inflammation on hemoglobin syntheses and red blood cell production by downregulating hepcidin. Administration of roxadustat has been shown to induce coordinated erythropoiesis, increasing red blood cell count while maintaining plasma erythropoietin levels within or near normal physiologic range in multiple subpopulations of chronic kidney disease (CKD) patients, including in the presence of inflammation and without a need for supplemental intravenous iron. Roxadustat is currently approved in China for the treatment of anemia in CKD patients on dialysis and patients not on dialysis and approved in Japan for the treatment of anemia in CKD patients on dialysis. Roxadustat is in Phase 3 clinical development in the U.S. and Europe and in Phase 2/3 development in China for anemia associated with myelodysplastic syndromes (MDS), and in a Phase 2 U.S. trial for treatment of chemotherapy-induced anemia.

Astellas and FibroGen are collaborating on the development and commercialization of roxadustat for the treatment of anemia in territories including Japan, Europe, the Commonwealth of Independent States, the Middle East, and South Africa. AstraZeneca and FibroGen are collaborating on the development and commercialization of roxadustat for the treatment of anemia in the U.S., China, and other markets in the Americas, and in Australia and New Zealand, as well as Southeast Asia.

About FibroGen

FibroGen, Inc., headquartered in San Francisco, California, with subsidiary offices in Beijing and Shanghai, People’s Republic of China, is a leading biopharmaceutical company discovering and developing a pipeline of first-in-class therapeutics. The company applies its pioneering expertise in hypoxia-inducible factor (HIF) and connective tissue growth factor (CTGF) biology, and clinical development to advance innovative medicines for the treatment of anemia, fibrotic disease, and cancer. Roxadustat, the company’s most advanced product, is an oral small molecule inhibitor of HIF prolyl hydroxylase (HIF-PH) activity, completing worldwide Phase 3 clinical development for the treatment of anemia in chronic kidney disease (CKD), is approved by the National Medical Products Administration (NMPA) in China for CKD patients on dialysis and not on dialysis and by the Ministry of Health, Labour and Welfare (MHLW) in Japan for CKD patients on dialysis. Roxadustat is in Phase 3 clinical development in the U.S. and Europe and in Phase 2/3 development in China for anemia associated with myelodysplastic syndromes (MDS), and in a Phase 2 U.S. trial for treatment of chemotherapy-induced anemia. Pamrevlumab, an anti-CTGF human monoclonal antibody, is in Phase 3 clinical development for the treatment of idiopathic pulmonary fibrosis (IPF) and pancreatic cancer, and is currently in a Phase 2 trial for Duchenne muscular dystrophy (DMD). FibroGen is also developing a biosynthetic cornea in China. For more information, please visit www.fibrogen.com.

Forward-Looking Statements

This release contains forward-looking statements regarding our strategy, future plans and prospects, including statements regarding the development of the company’s product candidates, the potential safety and efficacy profile of roxadustat, the potential for our Phase 3 program data to form the basis of a regulatory approval, our clinical and regulatory plans, and those of our partners. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will”, “should,” “on track,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the continued progress and timing of our various programs, including the enrollment and results from ongoing and potential future clinical trials, and other matters that are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and our quarterly report on 10-Q for the fiscal quarter ended September 30, 2019 filed with the Securities and Exchange Commission (SEC), including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement in this press release, except as required by law.

Contact:

FibroGen, Inc.

Media Inquiries:

Sara Iacovino

1.703.474.4452

sara.iacovino@gcihealth.com

Investors:

Michael Tung, M.D.

Investor Relations

1.415.978.1433

ir@fibrogen.com